Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of The Peoples BancTrust Company, Inc. of our report, dated January 27, 2006, relating to our audit of the consolidated financial statements which appears in the Annual Report on Form 10-K of The Peoples BancTrust Company, Inc. for the year ended December 31, 2005.

/s/ Mauldin & Jenkins, LLC

Birmingham, Alabama

October 2, 2006